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                                                                  Exhibit 99


[NEWS RELEASE - LOGO]                                    [HUNTINGTON BANK LOGO]


FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION, CONTACT:
SUBMITTED:  MAY 5, 1997                              ANNE CREEK (614) 480-3954

                       HUNTINGTON BANCSHARES INCORPORATED
                   TO ACQUIRE FIRST MICHIGAN BANK CORPORATION

         COLUMBUS, Ohio -- Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) announced today it has signed a definitive agreement to acquire First Michigan Bank Corporation, a $3.6 billion bank holding company headquartered in Holland, Michigan.

         First Michigan Bank Corporation ("First Michigan") is a multi-bank holding company with ninety banking offices, all in Michigan. The primary market areas are Grand Rapids, Holland, Kalamazoo and Muskegon which represents approximately 80% of the bank's deposits. First Michigan reported a 1.27% return on assets in 1996 on net income of $42.2 million. Upon completion of the acquisition, it is intended that the bank subsidiaries of First Michigan will be merged into The Huntington's lead subsidiary, The Huntington National Bank.

         Under the terms of the merger, the shareholders of First Michigan will receive 1.05 shares of Huntington Bancshares common stock for every 1 share of First Michigan stock in a fixed tax free exchange. Based on Huntington's closing stock price on May 2, 1997 ($30.00 per share), this exchange ratio represents a price of $31.50 for each First Michigan share and equates to a current market valuation of $908 million. The combined company would have assets in excess of $25 billion, stockholders' equity of approximately $1.9 billion and a market capitalization of approximately $5.2 billion. Subject to regulatory and shareholder approvals, the transaction is expected to close late in the third quarter of 1997.

Frank Wobst, chairman and chief executive officer of Huntington Bancshares stated, "First Michigan is a premier banking franchise in Michigan and has reported record earnings for fifteen consecutive years. Western Michigan, where First Michigan has a significant market share, is one of the fastest growing markets in the United States. This merger significantly expands our Michigan market share and enables us to realize important synergies in our consumer, commercial and fee based businesses. Additionally, First Michigan's customer profile is poised to take advantage of Huntington's technology which will provide opportunities to improve efficiency and fee income through Huntington's multi-channel delivery network. Upon completion of this transaction, Huntington will have approximately $6 billion in assets in Michigan making it our second largest market after Ohio."

                                     -More-


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David Ondersma, chairman and chief executive officer of First Michigan Bank
Corporation stated, "We are very excited to join forces with The Huntington. Our customers, employees and shareholders have the opportunity to be affiliated with an excellent regional banking franchise with a long-term record of superb profitability and outstanding shareholder returns."

This transaction, accounted for as a pooling, is expected to be slightly accretive to earnings in 1998 and accretive by 4% in 1999. A pre-tax merger related charge of approximately $35 million will be recognized in the quarter the merger is completed. First Michigan has issued a warrant in favor of The Huntington to purchase up to 19.9% of the outstanding shares, at an exercise price of $29.275 per share, which is exercisable upon the occurrence of certain events.

The merger is expected to result in annual cost savings of at least $19 million, representing 15% of Michigan's expense base in 1998, through the elimination of redundant systems and excess capacity in addition to improving branch efficiencies and offering customers increased alternative delivery channels for bank products and services.

After the merger, David M. Ondersma, currently Chairman and CEO of First Michigan, will become Chairman of the Huntington Michigan region; Richard A. McNeece, currently President and CEO of Huntington Bank of Michigan, will become President and CEO of the Huntington Michigan region; and Stephen A. Stream, currently President of First Michigan, will be named President of Huntington Western Michigan region.

Huntington Bancshares is a regional bank holding company headquartered in Columbus, Ohio with assets in excess of $21 billion. The company's banking subsidiaries operate 355 offices in Ohio, Florida, Indiana, Kentucky, Michigan and West Virginia. Huntington's mortgage, trust, investment banking, and automobile finance subsidiaries manage 81 offices in the six states mentioned as well as Georgia, Maryland, New Jersey, North Carolina, South Carolina, Pennsylvania and Virginia.

                                     -More-
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                       HUNTINGTON BANCSHARES INCORPORATED
                 ACQUISITION OF FIRST MICHIGAN BANK CORPORATION

PROFILE OF HUNTINGTON BANCSHARES INCORPORATED
---------------------------------------------
    - Headquarters -- Columbus, Ohio

    - 3/31/97 Assets -- $21.6 billion

    - Three Months Ended 3/31/97 Performance
      --------------------------------------
                  Net Income                         $66.5 million
                  Return on Average Assets            1.28%
                  Return on Average Equity           17.75%
                  Efficiency Ratio                   56.27%
                  Book Value Per Share               $10.82

                                             Assets ($billions)        Banking
         Principle Markets                  As of March 31, 1997        Offices
         -----------------                  --------------------        -------
         Ohio/N. Kentucky                           14.4                  202
         West Virginia                               2.2                   43
         Michigan                                    2.1                   43
         Indiana                                     1.2                   24
         Florida                                     1.7                   43
                                                    ----                  ---
                                                    21.6                  355

PROFILE OF FIRST MICHIGAN BANK CORPORATION
------------------------------------------
    - Headquarters - Holland, Michigan

    - 3/31/97              Assets                    $3.6 billion
                           Deposits                  $3.0 billion
                           Equity                    $279 million
                           Banking Offices             90

    - Three Months Ended 3/31/97 Performance

                  Net Income                            $10.7 million
                  Return on Average Assets               1.21%
                  Return on Average Equity              15.34%
                  Efficiency Ratio                      59.17%
                  Book Value Per Share*                 10.57

    *  Unadjusted for stock dividend payable 5/30/97


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TRANSACTION SUMMARY   [LOGO]


AGREEMENT:               DEFINITIVE MERGER AGREEMENT SIGNED 5/5/97

STRUCTURE:               TAX FREE EXCHANGE

EXCHANGE RATIO:          1.05 HUNTINGTON SHARES FOR EACH SHARE OF FIRST MICHIGAN

PURCHASE PRICE:          $908 MILLION(a)

TERMS:                   FIXED EXCHANGE RATIO, NO COLLAR
                         WALKWAY PROVISION - 20% ABSOLUTE DECLINE AND 15% RELATIVE DECLINE TO S&P REGIONAL BANK INDEX

ACCOUNTING TREATMENT:    POOLING OF INTERESTS

STOCK BUYBACKS:          HUNTINGTON HAS SUSPENDED ITS STOCK BUYBACK
                         PROGRAM

OPTIONS:                 19.9% OPTION GRANTED TO HUNTINGTON

DUE DILIGENCE:           COMPLETED

ANTICIPATED CLOSING:     SEPTEMBER 30, 1997

ACCRETION:               1% ($.02) 1998; 4% ($.09) 1999

(a)  BASED ON 5/2/97 HBAN MARKET PRICE